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                                MIDDLEBY MARSHALL INC.

                                         AND

                               ASBURY ASSOCIATES, INC.




                          FIFTH AMENDMENT TO NOTE AGREEMENT


                              Dated as of March 18, 1998




                Re:  Note Agreement Dated as of January 1, 1995

                                         and
                       $15,000,000 10.99% Senior Secured Notes
                                 Due January 10, 2003
                                         and
                           Warrant to Purchase Common Stock

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

                                  TABLE OF CONTENTS

SECTION                                    HEADING                               PAGE
SECTION 1.     AMENDMENTS TO THE ORIGINAL NOTE AGREEMENT . . . . . . . . . . . . . .2

     Section 1.1.   Amendment to Section 1.4. of the Original Note Agreement . . . .2
     Section 1.2.   Amendment to Section 5 of the Original Note Agreement. . . . . .3
     Section 1.3.   Amendment to Section 6 of the Original Note Agreement. . . . . 26
     Section 1.4.   Amendment to Section 8 of the Original Note Agreement. . . . . 31
     Section 1.5.   Amendment to Schedule II of the Original Note Agreement. . . . 34

SECTION 2.     WAIVER, CONSENTS AND RELEASE. . . . . . . . . . . . . . . . . . . . 35

     Section 2.1.   Waivers and Consents.. . . . . . . . . . . . . . . . . . . . . 35
     Section 2.2.   Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     Section 2.3.   Limitation on Waivers. . . . . . . . . . . . . . . . . . . . . 35

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS. . . . . . . . . . . 35

     Section 3.1.   Representation . . . . . . . . . . . . . . . . . . . . . . . . 35

SECTION 4.     CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . 36

SECTION 5.     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

     Section 5.1.   Effective Date; Ratification . . . . . . . . . . . . . . . . . 38
     Section 5.2.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . 38
     Section 5.3.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 38
     Section 5.4.   Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . 38
     Section 5.5.   No Legend Required . . . . . . . . . . . . . . . . . . . . . . 38
     Section 5.6.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 38

Exhibit A  --  Form of Revolving Credit Agreement
Exhibit B  --  Form of Parent Support Letter


                               MIDDLEBY MARSHALL INC.
                                        AND
                              ASBURY ASSOCIATES, INC.

                         FIFTH AMENDMENT TO NOTE AGREEMENT

                Re:  Note Agreement Dated as of January 1, 1995
                                        and
                      $15,000,000 10.99% Senior Secured Notes
                                Due January 10, 2003
                                        and
                          Warrant to Purchase Common Stock

                                                                   Dated as of
                                                                March 18, l998

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

       Reference is made to the Note Agreement dated as of January 1, 1995 (the "1995 NOTE AGREEMENT"), between and among Middleby Marshall Inc., a Delaware corporation ("MMI"), Asbury Associates, Inc., a Florida corporation ("ASBURY"; Asbury and MMI each hereinafter sometimes individually referred to as an "OBLIGOR" and collectively as the "OBLIGORS"), and you (the "NOTEHOLDER"), under and pursuant to which $15,000,000 aggregate principal amount of Senior Notes Due January 10, 2003 (the "NOTES") were originally issued.

       Reference is further made to the First Amendment to Note Agreement dated as of March 1, 1996 (the "FIRST AMENDMENT"), the Second Amendment to Note Agreement dated as of May 31, 1996 (the "SECOND AMENDMENT"), the Third Amendment to Note Agreement dated as of August 15, 1996 (the "THIRD AMENDMENT"), and the Second Amendment to Note Agreement dated as of January 15, 1997 (the "FOURTH AMENDMENT"; the 1995 Note Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are hereinafter referred to as the "ORIGINAL NOTE AGREEMENT"), between and among the Obligors, Victory International, Inc. ("VICTORY INTERNATIONAL"), a Wholly-owned Subsidiary of MMI, and Victory Refrigeration Company ("VICTORY"), a Delaware corporation and a Wholly-owned Subsidiary of Victory International and the Noteholder, under and pursuant to which the 1995 Note Agreement was amended. All of the assets and liabilities of Victory International and Victory were liquidated pursuant to the terms of the Victory Operating Assets Sale Agreement and Victory Real Assets Sale Agreement (as each such term is defined in the Fourth Amendment). Capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto in the Original Note Agreement.

       The Obligors desire to undertake the following, namely, (i) the refinancing of the existing Finance Company Loan Agreement (the "RE-FINANCING") with an unsecured Multicurrency Credit Agreement (the "REVOLVING CREDIT AGREEMENT") among Bank of America National Trust and Savings Association ("BANK OF AMERICA"), MMI and its Subsidiaries, (ii) the release of the collateral security granted to the Noteholder as described in the Original Note Agreement (the "NOTE AGREEMENT SECURITY RELEASE") and (iii) the amending of certain terms of the Original Note Agreement. The Re-financing, the Note Agreement Security Release and such amending of the Original Note Agreement are hereinafter collectively referred to as the "1998 CHANGES."

       Pursuant to Section 7 of the Original Note Agreement, the holders of at least 51% in aggregate principal amount of the outstanding Notes must consent to any amendments of the Original Note Agreement or the Security Documents in connection with the Obligors' accomplishing the 1998 Changes. Since the Noteholder is the holder of 100% in aggregate principal amount of the outstanding Notes, the Obligors hereby request that it accept the amendments set forth below. On the Effective Date (as hereinafter defined) this instrument shall constitute an agreement which amends the Original Note Agreement in the respects hereinafter set forth.

SECTION 1.    AMENDMENTS TO THE ORIGINAL NOTE AGREEMENT

     SECTION 1.1.  AMENDMENT TO SECTION 1.4. OF THE ORIGINAL NOTE AGREEMENT.
Section 1.4 of the Original Note Agreement shall be, and is hereby, amended in its entirety to read as follows:

              "SECTION 1.4. SECURITY FOR THE NOTES. The Notes will be entitled to the benefit of the following contracts and agreements, each of which will be in form and substance satisfactory to you and your special counsel:

                     A Support Agreement dated as of January 10, 1995
              from the Parent Corporation to the holders of the Notes pursuant to which the Parent Corporation will, INTER ALIA, enter into certain covenants and agreements for the benefit of the holders of the Notes (the "SUPPORT AGREEMENT"), as additional security for the payment of the Notes and performance of the obligations of the Obligors under this Agreement.

                     The enforcement of the rights and benefits in
              respect of this Note Agreement and the Security Documents will be subject to an Intercreditor Agreement dated as of March 18, 1998 in form and substance satisfactory to you and your special counsel (the "INTERCREDITOR AGREEMENT") to be entered into by Bank of America and the Obligors with you."

       SECTION 1.2.  AMENDMENT TO SECTION 5 OF THE ORIGINAL NOTE AGREEMENT.
Section 5 of the Original Note Agreement shall be, and is hereby, amended in its entirety to read as follows:

       SECTION 5.    OBLIGORS' COVENANTS.

       From and after the Effective Date and continuing so long as any amount remains unpaid on any Note:

              SECTION 5.1. CORPORATE EXISTENCE, ETC. Each Obligor will preserve and keep in full force and effect, and will cause each of its respective Subsidiaries to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, PROVIDED that the foregoing shall not prevent any transaction permitted by Section 5.15.

              SECTION 5.2. INSURANCE. Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

              SECTION 5.3. TAXES, CLAIMS FOR LABOR AND MATERIALS; COMPLIANCE WITH LAWS. (a) Each Obligor will promptly pay and discharge, and will cause each of its respective Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon such obligor or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of such Obligor or such Subsidiary, all respective trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of such Obligor or such Subsidiary; PROVIDED such Obligor or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of such Obligor or such Subsidiary or any material interference with the use thereof by such Obligor or such Subsidiary, and (2) such Obligor or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

              (b) Each Obligor will promptly comply and will cause each of its respective Subsidiaries to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of any Obligor and any of its Subsidiaries or the ability of any Obligor to perform its obligations in respect of the Notes or contained in this Agreement, or would result in any Lien not permitted under Section 5.12.

              SECTION 5.4. MAINTENANCE, ETC. Each Obligor will maintain, preserve and keep, and will cause each of its respective Subsidiaries to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

              SECTION 5.5. NATURE OF BUSINESS. No Obligor nor any of its respective Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Obligors and their Subsidiaries would be substantially changed from the general nature of the business engaged in by the Obligors and their Subsidiaries on the date of this Agreement.

              SECTION 5.6. LIMITATION ON CAPITAL EXPENDITURES. The Obligors will not, and will not permit any of their respective Subsidiaries to, make any Capital Expenditure if the cost of such Capital Expenditure, together with the cost of all other Capital Expenditures of the Obligors and their respective Subsidiaries during the fiscal year in which such Capital Expenditure is to be made would exceed the lesser of (a) $8,600,000 or (b) the amount permitted under the Revolving Credit Agreement.

              SECTION 5.7. INDEBTEDNESS RATIO. The Obligors will not at any time permit:

              (a) the ratio of Consolidated Funded Debt to Consolidated Total Capitalization to exceed:


                                                   RATIO OF CONSOLIDATED
                                                        FUNDED DEBT TO
                                                      CONSOLIDATED TOTAL
                 DURING THE PERIOD                      CAPITALIZATION
  April 1, 1997 through January 3, 1998                  .70 to 1.00

  January 4, 1998 and thereafter                         .50 to 1.00


              (b) the ratio of (1) Consolidated Indebtedness to (2) EBITDA, measured at the end of each fiscal quarter for the four
       (4) immediately preceding fiscal quarters then ended, to be more than 3.5: 1.0; PROVIDED that, for purposes of testing compliance with this covenant, the term (i) "CONSOLIDATED INDEBTEDNESS" shall include the present value of all capital lease obligations of MMI and its Subsidiaries, determined as of any date the ratio is to be determined, and (ii) in the event that MMI or any of its Subsidiaries shall have made an Acquisition involving any Person during any such fiscal quarter, the term "EBITDA" shall include the allocable earnings before interest, taxes, depreciation and amortization for the four (4) most recently completed fiscal quarters of such Person determined in accordance with GAAP, and, if GAAP is not applicable, determined in a manner agreed to in writing by the holders of the Notes and MMI.

              SECTION 5.8. CONSOLIDATED TANGIBLE NET WORTH. The Obligors will at all times keep and maintain Consolidated Tangible Net Worth equal to or greater than the sum of (a) an amount equal to 90% of Consolidated Tangible Net Worth as of January 3, 1998 PLUS (b) an amount equal to 50% of Consolidated Net Income earned during each of its fiscal quarters beginning with its fiscal quarter commencing January 4, 1998; PROVIDED that notwithstanding that Consolidated Net Income for any such elapsed fiscal quarter may be a deficit figure, no reduction of the result thereof shall be made in the sum to be maintained pursuant hereto.

              SECTION 5.9. FIXED CHARGES COVERAGE RATIO. (a) The Obligors will at all times keep and maintain the ratio of Consolidated Net Income Available for Fixed Charges for the immediately preceding four fiscal quarter period to Consolidated Fixed Charges for such four fiscal quarter period at not less than:


                            DURING THE PERIOD             MINIMUM LEVEL
                        March 30, 1997 through            1.75 to 1.00
                            January 3, 1998

                       1998 Fiscal Year and each          2.00 to 1.00
                         Fiscal Year thereafter


              (b) The Obligors shall maintain a Consolidated Fixed Charge Coverage Ratio, measured at the end of each fiscal quarter for the four (4) immediately preceding fiscal quarters then ended, of not less than 1.25: 1.00. In the event that MMI or any of its Subsidiaries shall have made an Acquisition involving any Person during such immediate preceding fiscal quarter, then for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Income shall include the allocable net income (adjusted as provided in the definition of the term "CONSOLIDATED FIXED CHARGE COVERAGE RATIO") of such Person for the four (4) most recently completed fiscal quarters of such Person determined in accordance with GAAP, and, if GAAP is not applicable, determined in a manner agreed to in writing by the holders of the Notes and MMI.

              SECTION 5.10. LIMITATION ON OPERATING LEASES. The Obligors will not, and will not permit any of their respective Subsidiaries to, become obligated as lessee under any Operating Lease if, at the time of entering into such Operating Lease and after giving effect thereto, the aggregate Rentals paid or to be paid during any Fiscal Year under the Operating Lease in question and under all other Operating Leases under which either Obligor or any of their respective Subsidiaries is then a lessee would exceed:


                 DURING THE PERIOD                   MAXIMUM RENTALS
         1995 Fiscal Year                               $1,250,000
         1996 Fiscal Year                               $1,500,000
         1997 Fiscal Year                               $1,750,000
         1998 Fiscal Year                               $2,500,000
         1999 Fiscal Year                               $2,875,000
         2000 Fiscal Year                               $3,300,000
         2001 Fiscal Year                               $3,800,000
         2002 Fiscal Year                               $4,375,000
         2003 Fiscal Year                               $5,000,000


              SECTION 5.11. LIMITATIONS ON INDEBTEDNESS.  (a) The
       Obligors will not, and will not permit any of their respective Subsidiaries to, create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Indebtedness, except:

              (1)    Indebtedness evidenced by the Notes and a Subsidiary
       Guaranty;

              (2) Indebtedness of the Obligors and of their respective Subsidiaries outstanding as of the Effective Date and described on
       SCHEDULE II hereto;

              (3) Indebtedness issued and outstanding, including Contingent Obligations under letters of credit, under the Revolving Credit Agreement, as from time to time supplemented, amended, renewed or extended and including any replacement thereof; PROVIDED that such Indebtedness outstanding at any time for each Subsidiary shall not exceed the amounts set forth on
       SCHEDULE III or if less, the maximum amount as may be permitted under Exhibit G of the Revolving Credit Agreement as in effect from to time to time; PROVIDED, FURTHER, that any such supplement, amendment, renewal, extension or replacement does not (i) increase the amount of Indebtedness outstanding thereunder, (ii) increase the interest rate or rates payable pursuant thereto, (iii) include any business or financial covenants not included in the Revolving Credit Agreement on the Effective Date or (iv) make any amendment or modification that cannot be so amended or modified by Bank of America in accordance with the terms of Section 5.19 or
       (v) otherwise materially and adversely affect the business, property, assets, operations, condition (financial or otherwise) or prospects of the Obligors and their respective Subsidiaries taken as whole AND PROVIDED FURTHER that after giving effect to any such supplement, amendment, renewal, extension or replacement, any financial institution which becomes a party thereto shall have agreed in writing to be bound by the terms of the Intercreditor Agreement;

              (4) Indebtedness of MMI and Asbury evidenced by the Bank Guaranty and representing guaranties of obligations under or in connection with the Revolving Credit Agreement;



              (5) Indebtedness of the Obligors and of their respective Subsidiaries secured by Liens permitted by Sections 5.12(f), (g) and (h);

              (6) additional Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $1,000,000;

              (7) other Indebtedness of a Subsidiary to MMI or to any other Subsidiaries which shall not exceed, in each case at any one time outstanding $1,000,000 for MMI's fiscal year ending on or about December 31, 1998, $2,000,000 for Middleby's fiscal year ending on or about December 31, 1999 and $3,000,000 for MMI's fiscal year ending on or about December 31, 2000 and each fiscal year thereafter;

              (8) liabilities created or arising as a result of Liens described in clauses (a) through (d) of Section 5.12 to the extent that such liabilities are classified upon a balance sheet of the Obligors and their Subsidiaries as liabilities of any such Person; PROVIDED that no such liability shall be created or arise in connection with the borrowing of money or in connection with the creation of Liens described in clauses (e) through (m) of Section 5.12;

              (9) Indebtedness incurred by MMI in connection with the Acquisitions permitted under Section 7.3(b) of the Revolving Credit Agreement only to the extent that such Indebtedness is unsecured financing by a seller of product lines to MMI and the payment of principal amount of which is subordinated to the payment of the Notes;

              (10) Indebtedness of MPC under an unsecured term loan; PROVIDED that the aggregate principal amount outstanding under such loan does not exceed $1,850,000; PROVIDED FURTHER, that such Indebtedness shall be repaid in full prior to June 18, 1998;

              (11) Indebtedness of MMI and Asbury evidenced by the Bank Guaranty, and Indebtedness of MMI or any Subsidiary, representing overdrafts, or the guaranty thereof; PROVIDED THAT the aggregate amount of all Indebtedness incurred pursuant to this Section 5.11(a)(11) together with all Indebtedness incurred under Section 5.11(a)(3) shall not exceed at any one time outstanding $20,000,000; and

              (12) Indebtedness of MMI and Asbury evidenced by the Bank Guaranty, and Indebtedness of MMI or any Subsidiary, representing foreign exchange contracts, products or derivatives, or the guaranty thereof; PROVIDED that such contracts are entered into for hedging and not speculative purposes; PROVIDED FURTHER that the aggregate amount of all Indebtedness incurred pursuant to this
       Section 5.11(a)(12) together with all Indebtedness incurred under

       Section 5.11(a)(3) and Section 5.11(a)(11) shall not exceed at any one time outstanding $23,000,000.

              (b) Indebtedness within the limitations of Section 5.11(a) may be renewed, extended or refunded (without any increase in principal amount remaining unpaid at the time of such renewal, extension or refunding); PROVIDED that at the time of such renewal, extension or refunding and after giving effect thereto, no Default or Event of Default would exist.

              (c) Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.11 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such Person existing immediately after it becomes a Subsidiary.

              SECTION 5.12. LIMITATION ON LIENS. The Obligors will not, and will not permit any of their respective Subsidiaries to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any of their respective Subsidiaries to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

              (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, PROVIDED that payment thereof is not at the time required by Section 5.3;

              (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the relevant Obligor or relevant Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, whether as a result of the same having been bonded or otherwise and which do not exceed in the aggregate $1,000,000;

              (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money and which in each such case would not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Obligors and their respective Subsidiaries; PROVIDED in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

              (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Obligors and their respective Subsidiaries and which customarily exists on properties of corporations engaged in similar activities and similarly situated or which do not in any event materially impair their use in the operation of the business of the Obligors and their respective Subsidiaries;

              (e) Liens existing as of the Effective Date and described on SCHEDULE II hereto;

              (f) Liens securing obligations in respect of capital leases on assets subject to such leases; PROVIDED that such capital leases are otherwise permitted hereunder; PROVIDED FURTHER that (1) the Lien shall attach solely to such assets, (2) such Lien shall have been created or incurred substantially concurrently with the entering into of such capital lease, (3) at the time of lease, the aggregate amount of Indebtedness secured by Liens on such assets shall not exceed an amount equal to the lesser of the purchase price or fair market value of such assets (as determined in good faith by the Board of Directors of MMI in the event the fair market value of such assets equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such real or personal property is less than $1,000,000), and (4) at the time of the creation or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

              (g) Liens created or incurred after the Effective Date given to secure the payment of the purchase price incurred in connection with the acquisition or purchase of real or personal property or the cost of construction or improvements to real or personal property, in any such case, useful and intended to be used in carrying on the business of an Obligor or any of its respective Subsidiaries, PROVIDED that (1) the Lien shall attach solely to the real or personal property acquired, purchased, constructed or improved, (2) such Lien shall have been created or incurred within 180 days after the date of acquisition or purchase or the date of completion of construction or improvement of such real or personal property, as the case may be, (3) at the time of the imposition of the Lien, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such real or personal property, as the case may be (whether or not assumed by an Obligor or any of its respective Subsidiaries) shall not exceed an amount equal to the lesser of the total acquisition or purchase price or cost of construction or improvement, as the case may be, or fair market value of such real or personal property (as determined in good faith by the Board of Directors of MMI in the event the fair market value of such real or personal property equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such real or personal property is less than $1,000,000), and (4) at the time of the creation or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

              (h) Liens affixed on real or personal property (including without limitation outstanding shares of capital stock and Indebtedness) of any entity at the time such entity becomes a Subsidiary given to secure the payment of the purchase price incurred in connection with the acquisition of such entity by an Obligor or any of its respective Subsidiaries; PROVIDED that
       (1) the Lien shall attach solely to such real or personal property, (2) such Lien shall have been created or incurred substantially concurrently with such acquisition or purchase,
       (3) at the time of acquisition or purchase of such Subsidiary, the aggregate amount of Indebtedness secured by Liens on such real or personal property (whether or not assumed by such Obligor or such Subsidiary) shall not exceed an amount equal to the lesser of the purchase price or fair market value of such real property or such personal property (as determined in good faith by the Board of Directors of MMI in the event the fair market value of such real or personal property equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such real or personal property is less than $1,000,000), and (4) at the time of the creation or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

              (i) (1) Liens affixed on real or personal property existing at the time of acquisition thereof, whether or not the Indebtedness secured thereby is assumed by an Obligor or any of its respective Subsidiaries, or (2) Liens on the property or outstanding shares of a corporation at the time such corporation is merged into or consolidated with such Obligor or such Subsidiary or at the time of a sale, lease or other disposition of the properties or outstanding shares or Indebtedness of a corporation or firm as an entirety to such Obligor or such Subsidiary; PROVIDED that in each such case (i) the amount of Indebtedness secured by such Liens shall not exceed an amount equal to the lesser of the acquisition or purchase price or fair market value of such real or personal property (as determined in good faith by the Board of Directors of MMI in the event the fair market value of such real or personal property equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such real or personal property is less than $1,000,000) and (ii) at the time of the creation or incurrence of the Indebtedness secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

              (j) Liens created or incurred by MMI after the Effective Date given to secure Indebtedness of MMI in addition to the Liens permitted by the preceding clauses (a) through (i) hereof, PROVIDED that all Indebtedness secured by such Liens shall have been incurred within the applicable limitations provided in
       Section 5.11(a)(6);

              (k) any extension, renewal or refunding of any Lien permitted by the preceding clauses (e) through (i) of this Section
       5.12 in respect of the same property theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; PROVIDED that (1) such extension, renewal or refunding of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or refunding, (2) such Lien shall attach solely to the same such property, (3) the principal amount remaining unpaid as of the date of such extension, renewal or refunding of Indebtedness is less than or equal or the fair market value of the property (determined in good faith by the Board or Directors of MMI) to which such Lien is attached, and (4) at the time of such extension, renewal or refunding and after giving effect thereto, no Default or Event of Default would exist;

              (l) Liens securing Indebtedness of a Subsidiary of MMI or Asbury to MMI; and

              (m) Liens held by Bank of America in deposits and accounts of MMI and Asbury pursuant to the Bank Guaranty.

              SECTION 5.13. RESTRICTED PAYMENTS. (a) MMI will not except as provided in this clause (a) and in clause (b) of this Section 5.13:

              (1) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of MMI);

              (2) Directly or indirectly, or through any Subsidiary or through any Affiliate of MMI, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

              (3) Make any other payment or distribution, either directly or indirectly or through any Subsidiary of MMI, in respect of its capital stock;

       (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being herein collectively called "RESTRICTED PAYMENTS"), if after giving effect thereto the aggregate amount of Restricted Payments made during the period from and after December 31, 1994 to and including the date of the making of the Restricted Payment in question would exceed the sum of (A) $500,000 PLUS (B) 25% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then MINUS 100% of such deficit) PLUS (C) an amount equal to the aggregate net cash proceeds received by MMI from the Parent Corporation as a contribution to equity evidenced by Common Stock of MMI from the sale after the Closing Date of shares of any class of the capital stock of the Parent Corporation or from any Securities evidencing Indebtedness of the Parent Corporation which are converted into shares of capital stock of the Parent Corporation reduced by an amount equal to the amount paid or advanced by the Parent Corporation after the Closing Date to purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of the capital stock of the Parent Corporation.

              (b) The Obligors will not declare any dividend which constitutes a Restricted Payment payable pursuant to clause (a) of this Section 5.13 payable more than 60 days after the date of declaration thereof.

              (c) For the purposes of this Section 5.13, the amount of any Restricted Payment declared, paid or distributed in property pursuant to clause (a) of this Section 5.13 shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of MMI) of such property at the time of the making of the Restricted Payment in question.

              (d) MMI will not authorize or make a Restricted Payment pursuant to clause (a) of this Section 5.13 if after giving effect to the proposed Restricted Payment: (1) a Default or Event of Default would exist or (2) Consolidated Funded Debt would exceed 50% of Consolidated Total Capitalization.

              (e) Anything contained in this Section 5.13 to the contrary notwithstanding, MMI may, in addition to the making of any Restricted Payment pursuant to clause (a) of this Section 5.13, pay dividends to the Parent Corporation solely for the purpose of discharging its obligation in respect of Corporate Overhead Expenses in an amount not exceeding $800,000 in the 1994 Fiscal Year and increasing by $100,000 in each Fiscal Year thereafter.

              SECTION 5.14. INVESTMENTS. The Obligors will not, and will not permit any of their respective Subsidiaries to, make any Investments, other than:

              (a) extensions of credit not described in Section 5.14(c) by the Obligors to any of their Subsidiaries and, to the extent any Obligor actually pays or by reason of default of a Subsidiary becomes obligated to pay thereunder, Indebtedness described in Section 5.11(a)(12) which shall not in the aggregate exceed at any one time outstanding, or by any of their Subsidiaries to other Subsidiaries which shall not exceed, in each case at any one time outstanding $1,000,000 for MMI's fiscal year ending on or about December 31, 1998, $2,000,000 for MMI's fiscal year ending on or about December 31, 1999, and $3,000,000 for MMI's fiscal year ending on or about December 31, 2000 and each fiscal year thereafter;

              (b) Investments in property or assets to be used in the ordinary course of the business of the Obligors and of their respective Subsidiaries as described in Section 5.5 of this Agreement;

              (c) Investments of the Obligors existing as of the Effective Date and described on SCHEDULE II hereto;

              (d) receivables arising from the sale of goods and services in the ordinary course of business of the Obligors and of their respective Subsidiaries;

              (e) Investments in commercial paper of corporations organized under the laws of the United States or any state thereof maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Obligors or any of their respective Subsidiaries, is accorded a rating of "A-1" by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.;

              (f) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof;

              (g) Investments in certificates of deposit, demand deposits and time deposits maturing within one year from the date of issuance thereof, either (1) issued by a bank or trust company organized under the laws of the United States or any State thereof, having capital, surplus and undivided profits aggregating at least $250,000,000, PROVIDED that at the time of acquisition thereof by an Obligor or any of their respective Subsidiaries,
       (1) the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated "A" or better by Standard & Poor's Ratings Group or "A2" or better by Moody's Investors Service, Inc. or (2) or such certificate of deposit or time deposit is issued by any bank or trust company organized under the laws of the United States or any state thereof to the extent that such Investments are fully insured by the Federal Depository Insurance Corporation;

              (h) Investments in repurchase agreements with respect to any Security described in clause (f) of this Section 5.14 entered into with a depository institution or trust company acting as principal described in clause (g) of this Section 5.14 if such repurchase agreements are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (g) of this Section 5.14;

              (i) Investments in any money market fund which is classified as a current asset in accordance with GAAP, the aggregate asset value of which "marked to market" is at least $100,000,000 and which is managed by a fund manager of recognized national standing regulated under the Investment Company Act of 1940, as amended, and which invests substantially all of its assets in obligations described in clauses (e) through (g) above or clause (j) below;

              (j) Investments in publicly traded "money market" preferred stock, "Dutch Auction" preferred stock, "remarketed" preferred stock and "variable rate" preferred stock which, at the time of acquisition by an Obligor or any of its Subsidiaries, are rated "A-" by Standard & Poor's Ratings Group or "a3" or better by Moody's Investors Service, Inc.; and

              (k) Investments of MMI not described in the foregoing clauses (a) through (j), PROVIDED that the aggregate amount of all such Investments shall not at any time exceed an amount equal to
       (1) 10% of Consolidated Tangible Net Worth LESS (2) the aggregate amount of extensions of credit outstanding pursuant to Section 5.14(a).

       In valuing any Investments for the purpose of applying the limitations set forth in this Section 5.14, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

       For purposes of this Section 5.14, at any time when a corporation becomes a Subsidiary of an Obligor, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

              SECTION 5.15. MERGERS, CONSOLIDATIONS AND SALES OF ASSETS.
       (a) The Obligors will not, and will not permit any of their respective Subsidiaries to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets or recapitalize, reorganize or engage in any other activity similar to any of the foregoing, except that any Subsidiary of MMI may merge or consolidate with or into MMI or any Wholly-owned Subsidiary of MMI so long as in any merger or consolidation involving MMI or any Wholly-owned Subsidiary, MMI or such Wholly-owned Subsidiary shall be the surviving or continuing corporation.

              (b) The Obligors will not, and will not permit any of their respective Subsidiaries to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value); PROVIDED that the foregoing restrictions do not apply to:

              (1) the sale, lease, transfer or other disposition of assets of a Subsidiary of MMI to MMI or a Wholly-owned Subsidiary of MMI; or

              (2) the sale or transfer of assets of an Obligor or any of its respective Subsidiaries whenever it is determined in the good faith judgment of the Board of Directors of MMI in the event the fair market value of such assets being disposed of equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such assets being disposed of is less than $1,000,000 that such assets are obsolete, worn-out or without economic value to such Obligor or such Subsidiary; or

              (3) the exchange in an arms-length transaction of assets, PROVIDED that (i) the assets acquired by an Obligor or any of its respective Subsidiaries in connection with such exchange shall have a fair market value (as determined in good faith by the Board of Directors of MMI in the event the fair market value of such assets being disposed of equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such assets being disposed of is less than $1,000,000) equal to or greater than the fair market value of the assets disposed of by such Obligor or such Subsidiary in connection with such exchange,
       (ii) the assets acquired by such Obligor or such Subsidiary in connection with such exchange shall be similar in nature to the assets sold or otherwise disposed of in connection with such exchange, and (iii) the assets so acquired are free and clear of any Lien and are useful and are intended to be used in the business of the Obligors and their respective Subsidiaries as described in Section 5.5; or

              (4) the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

              (i) such assets (valued at net book value) do not, together with all other assets of the Obligors and their respective Subsidiaries previously disposed of during the same Fiscal Year (other than in the ordinary course of business), exceed 5% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal quarter;

              (ii) in the opinion of the Board of Directors of MMI in the event the fair market value of such assets being disposed of equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such assets being disposed of is less than $1,000,000, the sale is for fair value and is in the best interests of the Obligors; and

              (iii) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist.

       Computations pursuant to this Section 5.15(b) shall include dispositions made pursuant to Section 5.15(c) and computations pursuant to Section 5.15(c) shall include dispositions made pursuant to this Section 5.15(b).

              (c) The Obligors will not, and will not permit any of their respective Subsidiaries to, sell, pledge or otherwise dispose of any shares of the stock (including as "stock" for the purposes of this Section 5.15(c) any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (said stock, options, warrants and other Securities herein called "SUBSIDIARY STOCK") or any Indebtedness of any Subsidiary, nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, PROVIDED that the foregoing restrictions do not apply to:

              (1)    the issue of directors' qualifying shares; or

              (2)    the issue of Subsidiary Stock to MMI; or

              (3) the sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of the entire Investment of the Obligors and their other Subsidiaries in any Subsidiary if all of the following conditions are met:

              (i) the assets (valued at net book value) of such Subsidiary do not, together with all other assets of the Obligors and their respective Subsidiaries previously disposed of during the same Fiscal Year (other than in the ordinary course of business), exceed 5% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal quarter;

              (ii) in the opinion of the Board of Directors of MMI in the event the fair market value of such assets being disposed of equals or exceeds $1,000,000 or a Responsible Officer of MMI in the event that the fair market value of such assets being disposed of is less than $1,000,000, the sale is for fair value and is in the best interests of the Obligors;

              (iii) immediately after the consummation of the transaction and after giving effect thereto, such Subsidiary shall have no Indebtedness of or continuing Investment in the capital stock of the Obligors or of any Subsidiary and any such Indebtedness or Investment shall have been discharged or acquired, as the case may be, by an Obligor or any of its Subsidiaries; and

              (iv) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist.

       Computations pursuant to this Section 5.15(c) shall include dispositions made pursuant to Section 5.15(b) and computations pursuant to Section 5.15B) shall include dispositions made pursuant to this Section 5.15(c).

              SECTION 5.16. REPURCHASE OF NOTES.  Except as provided in
       Section 2.2, Section 5.15(b) and Section 5.15(c), neither the Obligors nor any their respective Subsidiaries or Affiliates, directly or indirectly, may repurchase or make any offer to repurchase any Notes.

              SECTION 5.17. TRANSACTIONS WITH AFFILIATES. The Obligors will not, and will not permit any of their respective Subsidiaries to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of such Obligor's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

              SECTION 5.18. TERMINATION OF PENSION PLANS. The Obligors will not and will not permit any of their respective Subsidiaries to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $500,000 in the aggregate or the imposition of a Lien on any property of an Obligor or any of its Subsidiaries pursuant to
       Section 4068 of ERISA.

              SECTION 5.19. AMENDMENT OF CERTAIN DOCUMENTS; RESTRICTIONS RELATING TO PREPAYMENT OF THE NOTES. (a) The Obligors will not agree to any agreement (oral or written) (1) amending, modifying or altering the terms, provisions or related definitions of
       Article VII or VIII of the Revolving Credit Agreement in any respect, whether temporary or permanent, or (2) terminating the Revolving Credit Agreement or any of the Revolving Credit Documents; PROVIDED that the foregoing Section 5.19(a) shall not prohibit the Obligors from agreeing to or accepting a waiver by Bank of America of the failure by the Obligors to comply with any term or provision of the Revolving Credit Agreement.

              (b) MMI will not agree to any amendment or other change to the Certificate of Incorporation or By Laws of MMI or to the terms and provisions of any agreement or other instrument constituting or relating to the capital stock of MMI.

              (c) The Obligors will not, directly or indirectly, enter into any restriction or limitation on their ability to prepay the Notes.

              (d) The Obligors shall cause the Revolving Credit Agreement to contain an express provision requiring that all parties to the Revolving Credit Agreement, including each original party and each Person which subsequently becomes a party thereto, to be bound by the terms and provisions of the Intercreditor Agreement.

              SECTION 5.20. PROHIBITION OF CHANGE IN FISCAL YEAR. MMI will not, and will not permit any of its Subsidiaries to, change its Fiscal Year.

              SECTION 5.21. OBLIGORS COMPLIANCE. The Obligors will at all times take such action as may be necessary or proper to comply, and to permit the Parent Corporation to comply with the terms of the Warrant, the Security Documents to which it is a party and the Intercreditor Agreement.

              SECTION 5.22. GUARANTY BY SUBSIDIARIES; OWNERSHIP OF SUBSIDIARY GUARANTORS; DELIVERY OF OTHER POST-CLOSING ITEMS.

              (a) The Obligors will cause each of their respective Subsidiaries which delivers a Guaranty to Bank of America (other than the Bank Guaranty) to become a party to a guaranty (the "SUBSIDIARY GUARANTY") in form and substance satisfactory to holders of the Notes and their special counsel within ten Business Days thereafter, unless the execution and delivery of such

       Subsidiary Guaranty would result in an adverse tax effect on such Subsidiary or the Obligors, and in connection therewith shall deliver to the holders of the Notes the following items:

              (i) an executed counterpart of the Subsidiary Guaranty executed by such Subsidiary;

              (ii)   executed counterparts of the Intercreditor
       Agreement;

              (iii) a certificate of the President or a Vice President of such Subsidiary to the effect that the representations and warranties of such Subsidiary contained in the Subsidiary Guaranty are true and correct on and as of the date of execution of the Subsidiary Guaranty by such Subsidiary;

              (iv) such documents and evidence with respect to such Subsidiary as the holders of at least 51% in aggregate principal amount of outstanding Notes shall have requested in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by the Subsidiary Guaranty;

              (v) an opinion of counsel to such Subsidiary in form and substance satisfactory to the holders of at least 51% in aggregate principal amount of outstanding Notes to the effect that (A) such Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and the corporate authority to execute and deliver the Subsidiary Guaranty, (B) the Subsidiary Guaranty has been duly authorized by all necessary corporate action on the part of such Subsidiary, has been duly executed and delivered by such Subsidiary and constitutes the legal, valid and binding contract of such Subsidiary enforceable in accordance with its terms,
       (C) no approval, consent or withholding of objection on the part of, or filing, registration or qualification with any foreign or U.S. governmental, quasi-governmental or judicial body is necessary in connection with the execution, delivery and performance of the Subsidiary Guaranty by such Subsidiary, (D) the execution, delivery and performance by such Subsidiary of the Subsidiary Guaranty does not conflict with or result in any breach in any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any property of such Subsidiary pursuant to the provisions of the charter or by-laws of such Subsidiary or any law, agreement, license or instrument to which such Subsidiary is a party or by which such Subsidiary may be bound, and (E) there is no litigation pending or threatened which could reasonably be expected to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of such Subsidiary or the ability of such Subsidiary to perform its obligations under the Subsidiary Guaranty.

              (b) MMI shall at all times, directly or indirectly, own not less than (i) 51% of the issued and outstanding capital stock (and any Securities convertible at any time and from time to time into the capital stock) of the Japanese Subsidiary and of its Subsidiaries, (ii) 40% of the outstanding capital stock (and any Securities convertible at any time and from time to time into the capital stock) of FAB-Asia and its Subsidiaries, (iii) 80% of the issued and outstanding capital stock (and any Securities convertible at any time and from time to time into the capital stock) of Asbury, MPC and the Taiwanese Subsidiary and their respective Subsidiaries and (iv) 100% of the issued and outstanding capital stock of each other Subsidiary, in each case free and clear of all Liens, other than directors' qualifying shares.

              (c) MMI will not, and will not permit any of its Subsidiaries to, enter into any agreement which would restrict any Subsidiary's ability or right to pay dividends to, or make advances to or Investments in, MMI or, if such Subsidiary is not directly owned by MMI, the "parent" Subsidiary of such Subsidiary other than the restrictions contained in Article VII of the Revolving Credit Agreement.

              SECTION 5.23. REPORTS AND RIGHTS OF INSPECTION. Each Obligor will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of such Obligor or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.23 and concurred in by the independent public accountants referred to in Section 5.23(b)), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

              (a) QUARTERLY STATEMENTS. As soon as available and in any event within 30 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

              (1) consolidated and consolidating balance sheets of the Parent Corporation and its consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

              (2) consolidated and consolidating statements of earnings of the Parent Corporation and its consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

              (3) consolidated and consolidating statements of cash flows of the Parent Corporation and its Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Parent Corporation and of MMI;

              (b) ANNUAL STATEMENTS. As soon as available and in any event within 90 days after the close of each fiscal year of the Parent Corporation, copies of:

              (1) consolidated and consolidating balance sheets of the Parent Corporation and its consolidated Subsidiaries as of the close of such fiscal year, and

              (2) consolidated and consolidating statement of earnings, shareholders' equity and cash flows of the Parent Corporation and its consolidated Subsidiaries for such fiscal year,

       in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Parent Corporation to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent Corporation and its consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

              (c) AUDIT REPORTS. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Parent Corporation, an Obligor or any of its respective Subsidiaries and any management letter received from such accountants;

              (d) SEC AND OTHER REPORTS. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Parent Corporation, an Obligor or any of its respective Subsidiaries to its creditors and stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Parent Corporation, an Obligor or any of its respective Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Parent Corporation, an Obligor or any of its respective Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over an Obligor or any of its respective Subsidiaries;

              (e) ERISA REPORTS. Promptly upon the occurrence thereof, written notice of (1) a Reportable Event with respect to any Plan; (2) the institution of any steps by the Parent Corporation, an Obligor or any of its respective Subsidiaries, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Parent Corporation, an Obligor or any of its respective Subsidiaries or any ERISA Affiliate to withdraw from any Plan; (4) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (5) any material increase in the contingent liability of the Parent Corporation, an Obligor or any of its respective Subsidiaries with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

              (f) OFFICER'S CERTIFICATES. Within the periods provided in paragraphs (a) and (b) above, a certificate of the chief financial officer of the Parent Corporation and of the Obligors stating that such officers have reviewed the provisions of this Agreement and setting forth: (1) the information and computations
       (in sufficient
       detail) required in order to establish whether the Obligors were in compliance with the requirements of Sections 5.6 through 5.15 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of each of such officers' knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Obligors are taking and propose to take with respect thereto;

              (g) ACCOUNTANT'S CERTIFICATES. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

              (h) DEFAULT. Promptly upon the occurrence thereof, a notice of any default under the Revolving Credit Agreement, whether or not such default has been waived or cured;

              (i) REQUESTED INFORMATION. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request.

       Without limiting the foregoing, each of the Obligors will permit you and will cause the Parent Corporation to permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Parent Corporation's or such Obligor's guidance, as the case may be, any of the properties of the Parent Corporation or such Obligor or any of its respective Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision each Obligor authorizes said accountants to discuss with you the finances and affairs of such Obligor and its respective Subsidiaries), all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Indebtedness of the Parent Corporation or either Obligor or any of its respective Subsidiaries gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Obligors.

              SECTION 5.24. NOTES TO RANK PARI PASSU. (a) The Obligors will keep and maintain the obligations of the Obligors with respect to the Notes and all other monetary obligations outstanding at any time to the holders of the Notes under this Agreement as direct obligations of the Obligors ranking PARI PASSU as against the assets of the Obligors with all other present and future unsecured Debt of the Obligors.

              (b) In the event the Obligors enter into any agreement with any holder of Indebtedness for borrowed money of the Obligors which results in the imposition or inclusion of an additional or different business or financial covenant than those contained in this Agreement (an "ADDITIONAL COVENANT"), then the Obligor shall, within 30 days following the date on which such agreement is entered into, provide copies of such other provision contained in any such agreement and, upon the request of the holders of the majority of the Notes outstanding, enter into an amendment to this Agreement whereby such Additional Covenant shall be incorporated in Section 5 of this Agreement as a covenant applicable to the Notes.

              SECTION 5.25. YEAR 2000 COMPLIANCE. By December 31, 1998, MMI shall, and shall cause each of its Subsidiaries to, commence and pursue an inquiry of its material suppliers, vendors and customers with respect to any defect in their computer software, databases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use of any date after December 31, 1999 in connection therewith, and MMI shall promptly notify the holders of the Notes if, based on the foregoing inquiry, it believes that a material adverse effect on the operations, business, properties, condition (financial or otherwise) or prospects of MMI and its Subsidiaries could result from any such defects (taken as a whole).

SECTION 1.3. AMENDMENT TO SECTION 6 OF THE ORIGINAL NOTE AGREEMENT. Section 6 of the Original Note Agreement shall be, and is hereby, amended in its entirety to read as follows:

       Section 6.    Events of Default and Remedies Therefor.

              SECTION 6.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an "EVENT OF DEFAULT" as such term is used herein:

              (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

              (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Section 2.1; or

              (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

              (d) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through 5.15 or Section 5.17; or

              (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which a Responsible Officer of either of the Obligors first obtains knowledge of such default, or (2) the day on which written notice thereof is given to the Obligors by the holder of any Note; or

              (f) (i) Any "Event of Default" under the Revolving Credit Agreement or (ii) default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period) of any obligation or agreement to or with Bank of America or any Affiliate, including without limitation BA Leasing & Capital Corporation; or

              (g) (i) An ERISA Event shall occur with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Obligors or any ERISA Affiliate under Title IV of ERISA to the Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $1,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Plans at any time exceeds $5,000,000; or (iii) the Obligors or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a

       Multiemployer Plan in an aggregate amount in excess of $1,000,000;
       or

              (h) There shall occur any material adverse change in the financial condition or business prospects of either Obligor; or

              (i) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for borrowed money or Contingent Obligation (other than the Notes and other than the Revolving Credit Agreement, provision for which is made in clause (f) of this Section 6.1) of any Obligor or any of their respective Subsidiaries aggregating in excess of $500,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

              (j) Default or the happening of any event shall occur under any indenture, agreement or other instrument relating to any Indebtedness for borrowed money (other than the Notes and other than the Revolving Credit Agreement, provision for which is made in clause (f) of this Section 6.1) or relating to any Contingent Obligation of any Obligor or any of their respective Subsidiaries and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

              (k) Any representation or warranty made by either Obligor herein, or made by either Obligor, the Parent Corporation or any Subsidiary Guarantor in any statement, certificate or agreement furnished by either Obligor, the Parent Corporation or any Subsidiary Guarantor in connection with the consummation of the issuance and delivery of the Notes or furnished by either Obligor, the Parent Corporation or any Subsidiary Guarantor pursuant hereto or pursuant to any of the Security Documents or the Intercreditor Agreement, is untrue in any material respect as of the date of the issuance or making thereof; or

              (l) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (excluding for purposes of such determination the amount of any insurance proceeds received by, or paid on behalf of, either Obligor, the Parent Corporation or any of their respective Subsidiaries in respect of such judgment or judgments) is or are outstanding against either Obligor, the Parent Corporation or any of their respective Subsidiaries or against any property or assets of any thereof and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

              (m) Any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or court that such agreement is invalid, void or unenforceable or any Subsidiary which is a party thereto shall contest or deny in writing the validity or enforceability of any of its obligations under the Subsidiary Guaranty; or

              (n) An event of default or event which with the lapse of time or the giving of notice, or both, would constitute an event of default under any Security Document shall have occurred and be continuing; or

              (o) (1) The Parent Corporation shall fail to observe or perform any provision of the Support Agreement or (2) the Support Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or any court that such agreement is invalid, void or unenforceable or the Parent Corporation shall contest or deny in writing the validity or enforceability of any of its obligations under the Support Agreement; or

              (p) A custodian, liquidator, trustee or receiver is appointed for either Obligor, the Parent Corporation or any of their respective Subsidiaries or for the major part of the property of any thereof and is not discharged within 60 days after such appointment; or

              (q) Either Obligor, the Parent Corporation or any of their respective Subsidiaries becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or either Obligor, the Parent Corporation or any of their respective Subsidiaries applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for either Obligor, the Parent Corporation or any of their respective Subsidiaries or for the major part of the property of any thereof; or

              (r) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against either Obligor, the Parent Corporation or any of their respective Subsidiaries and, if instituted against the

       Company, the Parent Corporation or any of their respective
       Subsidiaries, are consented to or are not dismissed within 60 days after such institution.

              SECTION 6.2. NOTICE TO HOLDERS. When any Event of Default described in the foregoing Section 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness for borrowed money of either Obligor or the Parent Corporation gives any notice or takes any other action with respect to a claimed default, each Obligor agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

              SECTION 6.3. ACCELERATION OF MATURITIES. When any Event of Default described in paragraph (a), (b) or (c) of Section 6.1 has happened and is continuing, any holder of any Note may, by notice in writing sent to the Obligors in the manner provided in
       Section 9.6, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
       When any Event of Default described in paragraphs (a) through (o), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 51% or more of the principal amount of the Notes at the time outstanding may, by notice in writing to the Obligors in the manner provided in Section 9.6, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (p), (q) or (r) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind.
       Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Obligors will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Obligors further agree, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

              SECTION 6.4. RESCISSION OF ACCELERATION. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (o), inclusive, of Section 6.1, the holders of 51% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Obligors, rescind and annul such declaration and the consequences thereof, PROVIDED that at the time such declaration is annulled and rescinded:

              (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

              (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under
       Section 6.3) shall have been duly paid; and

              (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1;

       and PROVIDED FURTHER, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 1.4.  AMENDMENT TO SECTION 8 OF THE ORIGINAL NOTE AGREEMENT.
(a) Section 8.1 of the Original Note Agreement shall be, and is hereby, further amended by adding thereto the following definitions:

              "ACQUISITION" shall have the meaning assigned thereto in the Revolving Credit Agreement.

              "BA LEASE" shall mean that certain Lease Agreement dated as of December 30, 1997 between BA Leasing and Capital Corporation, as lessor, and MMI, as lessee.

              "BANK OF AMERICA" shall mean Bank of America National Trust and Savings Association."

              "BANK GUARANTY" shall mean the guaranty by MMI and Asbury of the obligations of MMI and its Subsidiaries executed or to be executed under the Revolving Credit Agreement.

              "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean the ratio of
       (a) the sum of (1) Consolidated Net Income before payment of income taxes, PLUS (2) depreciation, PLUS (3) amortization, PLUS (4) interest expense and PLUS (5) lease expense over (b) the sum of (1) current maturities of long-term debt, including current capital lease payments, PLUS (2) interest expense, PLUS (3) lease expense, PLUS (4) shareholder dividends or distributions paid.

              "CONSOLIDATED INDEBTEDNESS" means and includes all (i) obligations of the Obligors and their respective Subsidiaries, determined on a consolidated basis, for borrowed money or which have been incurred in connection with the acquisition of property other than current accounts payable, (ii) obligations secured by any Lien or other charge upon property owned by the Obligors and their respective Subsidiaries, even though the Obligors have not assumed or become liable for the payment of such obligations, (iii) noncontingent obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Obligors and their respective Subsidiaries, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) obligations (other than obligations under any lease which is not a capitalized lease and obligations in an amount equal to the demand component of any contract providing for usual and customary utility services, including gas, water, electricity and wastewater treatment services) to purchase any property or to obtain the services of another person if the contract requires that payment for such property or services be made regardless of whether such property is delivered or such services are performed, except that no obligation shall constitute Indebtedness solely because the contract provides for liquidated damages or reimbursement of expenses following cancellation, (v) capitalized rentals, (vi) obligations in respect of letters of credit (a) but only to the extent that such letters of credit do not support an obligation of the Obligors and their respective Subsidiaries already included in Indebtedness, and (b) in respect of standby letters of credit in excess of $1,000,000 of the stated amount, and (vii) all guaranties by the Obligors and their respective Subsidiaries of obligations of the type described in the foregoing clauses (i) through (vi).

              "CONSOLIDATED TANGIBLE NET WORTH" shall mean the excess of total assets of MMI and its Subsidiaries, determined on a consolidated basis eliminating intercompany items, over total liabilities and reserves of MMI and its Subsidiaries, determined on a consolidated basis eliminating intercompany items, total assets and total liabilities and reserves each to be determined in accordance with GAAP excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expenses) and excluding the write-up of assets above cost and also excluding the effect of gains or losses of the type described in clause (a) of the definition of the term "CONSOLIDATED NET INCOME".

              "CONTINGENT OBLIGATION" means, as to any Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability or any other Person, or agrees to maintain the net worth or working capital or financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

              "EBITDA" shall mean Consolidated Net Income PLUS, without duplication and to the extent deducted in determining such Consolidated Net Income, interest, depreciation and amortization expense PLUS income taxes paid, all determined in accordance with a first-in, first-out basis of accounting.

              "EFFECTIVE DATE" shall have the meaning assigned thereto in
       Section 5.1 of the Fifth Amendment.

              ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) under common control with any Obligor within the meaning of
       Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

              "ERISA EVENT" shall mean (a) a Reportable Event with respect to a Plan; (b) a withdrawal by any Obligor or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
       Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate.

              "INTERCREDITOR AGREEMENT" shall mean an Intercreditor Agreement in form and substance satisfactory to the holders of at least 51% in aggregate principal amount of outstanding Notes and their special counsel to be entered into by Bank of America, the Subsidiary Guarantors, from time to time, the Obligors and the holders of the Notes.

              "REVOLVING CREDIT AGREEMENT" shall mean that certain Multicurrency Credit Agreement dated March 18, 1998 among Bank of America National Trust and Savings Association, MMI and its Subsidiaries, as amended from time to time in accordance with the terms of this Note Agreement.

              "REVOLVING CREDIT DOCUMENTS" shall mean all documents and certificates delivered in connection with the Revolving Credit Agreement.

              "SUBSIDIARY GUARANTY" shall have the meaning assigned thereto in
       Section 5.22.

              "UNFUNDED PENSION LIABILITY" shall mean the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

       (b) Section 8.1 of the Original Note Agreement shall be, and is hereby, amended by deleting the definitions of "INDEBTEDNESS", "SECURITY DOCUMENTS" and "SUBSIDIARY GUARANTOR" and replacing them with the following:

              "INDEBTEDNESS" of any Person shall mean and include all obligations (other than current accounts payable) of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all
       (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets,
       (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property,
       (d) Capitalized Rentals, (e) obligations for foreign exchange contracts, products or derivatives and (f) Guaranties of obligations of others of the character referred to in this definition.

              "SECURITY DOCUMENTS" shall include each and every Subsidiary Guaranty delivered pursuant to Section 5.22.

              "SUBSIDIARY GUARANTOR" shall mean each Subsidiary of any of the Obligors which becomes a party to a Subsidiary Guaranty as provided in
       Section 5.22.

SECTION 1.5.  AMENDMENT TO SCHEDULE II OF THE ORIGINAL NOTE AGREEMENT.
(a) Part I, subparts 1, 3 and 4 and Part IX of Schedule II of the Original Note Agreement shall be, and is hereby, amended in their entirety and replaced by Exhibit C hereto.

       (b) A new Schedule III is added to the Original Note Agreement in the form of Exhibit D hereto.

SECTION 2.    WAIVER, CONSENTS AND RELEASE

    SECTION 2.1. WAIVERS AND CONSENTS. Upon and by virtue of this Fifth Amendment becoming effective as herein contemplated, (i) the execution, delivery and performance of the Revolving Credit Agreement in the form attached hereto as Exhibit A and (ii) the termination of the Finance Company Loan Agreement are hereby consented to and approved by the Noteholder. Any failure of the Obligors to comply with the provisions of Section 5.19, which failure constitutes an Event of Default under the Original Note Agreement, as a result of (i) the execution, delivery or performance of such Revolving Credit Agreement and
(ii) the termination of the Finance Company Loan Agreement shall be deemed to have been waived by the Noteholder.

    SECTION 2.2. RELEASE. (a) Upon and by virtue of this Fifth Amendment becoming effective as herein contemplated, the liens and security interests of the Noteholder, the Security Trustee and the Collateral Agent in any and all of the property of the Obligors shall be deemed to be released and terminated.

       (b) Upon and by virtue of this Fifth Amendment becoming effective as herein contemplated, the Guaranties of the obligations of the Obligors for the benefit of the Noteholder by any and all Subsidiaries of an Obligor shall be deemed to be released and terminated.

       (c) In furtherance of the foregoing, the Noteholder hereby agrees upon the effectiveness of this Fifth Amendment, to instruct the Security Trustee and Collateral Agent to deliver to you appropriate evidence of such release and termination, including, without limitation, termination statements under the Uniform Commercial Code and mortgage releases as shall be necessary, or otherwise reasonably requested by the Obligors, to terminate the Noteholder's Liens and security interests.

SECTION 2.3. LIMITATION ON WAIVERS. The Obligors understand and agree that the waivers contained in this Section 2 pertain only to the matters and to the extent herein described and not to any other actions of the Obligors under, or matters arising in connection with, the Original Note Agreement or to any rights which you have arising by virtue of any such other actions or matters.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

SECTION 3.1. REPRESENTATION. To induce the Noteholder to execute and deliver this Fifth Amendment to Note Agreement, each of the Obligors represents and warrants to Noteholder (which representations shall survive the execution and delivery of this Fifth Amendment to Note Agreement) that:

              (a) this Fifth Amendment to Note Agreement has been duly authorized, executed and delivered by it and this Fifth Amendment to Note Agreement constitutes the legal, valid and binding obligation, contract and agreement of such Obligor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

              (b) the Original Note Agreement, as amended by this Fifth Amendment to Note Agreement, constitutes the legal, valid and binding obligations, contracts and agreements of such Obligor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

              (c) the execution, delivery and performance by such Obligor of this Fifth Amendment to Note Agreement (i) has been duly authorized by all requisite corporate action and, if required, shareholder action,
       (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or
       (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this
       Section 3.1(c);

              (d) as of the date hereof and after giving effect to this Fifth Amendment to Note Agreement, no Default or Event of Default has occurred which is continuing;

              (e) the representations and warranties set forth in Exhibit B to the First Amendment are true and correct on and as of the Effective Date as if made on such date;

              (f) since January 1, 1996 there has been no material adverse change in the business, financial or other conditions of any Obligor; and

              (g) MMI and its Subsidiaries have conducted a comprehensive review and assessment of their computer applications with respect to any defect in computer software, databases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use of any date after December 31, 1999 in connection therewith. Based on the foregoing review, assessment and inquiry, MMI reasonably believes that no such defect will result in a Material Adverse Effect on the operations, business, properties, condition (financial or otherwise) or prospects of MMI and its Subsidiaries taken as a whole.

SECTION 4.    CONDITIONS PRECEDENT.

       The effectiveness and validity of this Fifth Amendment to the Note Agreement is subject to the satisfaction of the following conditions precedent:

              (a) The Noteholder of the shall have received the following, all of which must be satisfactory in form and substance to such
       Noteholder:

              (i) this Fifth Amendment to Note Agreement, duly executed by the Obligors;

              (ii) an opinion of D'Ancona & Pflaum, special counsel to the Obligors, to the effect that: (A) this Fifth Amendment to Note Agreement has been duly authorized by all necessary corporate action on the part of the Obligors, has been duly executed and delivered by the Obligors and constitutes the legal, valid and binding contract of the Obligors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); (B) no approval, consent or withholding of objection on the part of, or filing or registration or qualification with, any United States governmental body, Federal, state or local, is necessary in connection with the execution, delivery and performance of this Fifth Amendment to Note Agreement or any other agreements being delivered by the Obligors in connection with 1998 Changes; (C) the execution, delivery and performance by the Obligors of this Fifth Amendment to Note Agreement, or any other agreement being delivered in connection with 1998 Changes do not conflict with or result in the breach of any of the provisions of, or constitute a default under or result in the creation or imposition of any Lien upon any property of the Obligors pursuant to the Articles of Incorporation or By-laws of the Obligors or any agreement, license or other instrument known to such counsel to which any of the Obligors is a party or by which any of such Obligors may be bound; and such opinion shall cover such other matters relating to this Fifth Amendment to Note Agreement as the Noteholder may reasonably request.

              (b) This Fifth Amendment to Note Agreement shall have been executed and delivered by the Noteholder.

              (c) The Noteholder shall have received evidence satisfactory in form and substance to it and its special counsel that the Finance Company Loan Agreement has been terminated and all security interests granted by the Obligors in connection therewith have been released.

              (d) The Parent Corporation shall have delivered its consent to the 1998 Changes and reaffirmed its obligations under the Support Agreement, by its execution and delivery of the Parent Support Letter in the form of Exhibit B hereto.

              (e) The Noteholder shall have received copies, certified as being true, correct and complete, of the Revolving Credit Agreement and evidence satisfactory in form and substance to it that the transactions contemplated therein have been consummated.

              (f) The Intercreditor Agreement, satisfactory in form and substance to the Noteholder, shall have been executed and delivered by Bank of America.

              (g) The representations and warranties of the Obligors contained in SECTION 3 of this Fifth Amendment to Note Agreement shall be true and correct as of the Effective Date.

SECTION 5.    MISCELLANEOUS.

    SECTION 5.1. EFFECTIVE DATE; RATIFICATION. The amendments contemplated by this Fifth Amendment to Note Agreement shall be effective as of the date (the "EFFECTIVE DATE") upon which (a) all conditions set forth in SECTION 4 hereof have been satisfied, (b) the Noteholder shall have received a copy of the agreements entered into by the Obligors with the Finance Company Lenders with respect to the 1998 Changes, and (c) the fees and expenses of Chapman and Cutler shall have been paid by the Obligors. Except as amended herein, the terms and provisions of the Original Note Agreement are hereby ratified, confirmed and approved in all respects.

    SECTION 5.2. SUCCESSORS AND ASSIGNS. This Fifth Amendment to Note Agreement shall be binding upon the Obligors and their respective successors and assigns and shall inure to the benefit of the Holders and to the benefit of their successors and assigns, including each successive holder or holders of any Notes.

    SECTION 5.3. COUNTERPARTS. This Fifth Amendment to Note Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together one and the same instrument.

    SECTION 5.4. FEES AND EXPENSES. Whether or not the Effective Date occurs, the Company agrees to pay all reasonable fees and expenses of the Holders and special counsel to the holders in connection with the preparation of this Fifth Amendment to Note Agreement.

    SECTION 5.5. NO LEGEND REQUIRED. Any and all notices, requests, certificates and other instruments may refer to the Original Note Agreement or the Note Agreement dated as of January 1, 1995 without making specific reference to this Fifth Amendment to Note Agreement, but nevertheless all such references shall be deemed to include this Fifth Amendment to Note Agreement unless the context shall otherwise require.

    SECTION 5.6. GOVERNING LAW. THIS FIFTH AMENDMENT TO NOTE AGREEMENT SHALL BE DEEMED CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF ILLINOIS.

       IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Note Agreement as of the day and year first above written.

                                   MIDDLEBY MARSHALL INC.

                                   By /s/ John Hastings
                                      ----------------------------------------
                                      Its  Executive Vice President

                                   ASBURY ASSOCIATES, INC.

                                   By /s/ John Hastings
                                      ----------------------------------------
                                      Its  Vice President

Accepted as of April 1, 1998.

                                   THE NORTHWESTERN MUTUAL LIFE
                                      INSURANCE COMPANY, a Wisconsin
                                      corporation

                                   By /s/ Richard A. Strait
                                      ----------------------------------------
                                      Its  Authorized Representative